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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: January 27, 2005

COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864
(Address of principal executive offices)

(208) 263-2266
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        On January 27, 2005, Coldwater Creek Inc. (the "Company") entered into a Credit Agreement with Wells Fargo Bank, National Association, providing for an unsecured revolving line of credit of up to $40,000,000 (the "Agreement"). This credit facility replaces the Company's previous $60,000,000 credit facility with Wells Fargo Bank pursuant the Credit Agreement dated March 5, 2003 between the Company and Wells Fargo Bank, National Association, and various other financial institutions (the "Prior Agreement"). The Agreement increases the limit on the Company's ability to issue letters of credit from $20,000,000 to $40,000,000, removes a key financial covenant requiring the Company to maintain a certain fixed charge ratio, and removes certain restrictions with respect to Dennis Pence, our Chairman and CEO. As with the prior credit facility, the interest rate under the Agreement is equal to the London InterBank Offered Rate, but is subject to a lower adjustment rate based on the Company's leverage ratio than under the Prior Agreement.

        The Agreement also amends the specified current ratio, leverage ratio and minimum net worth requirements (as defined in the Agreement) the Company is required to maintain. The Agreement continues to restrict our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends and make investments or guarantees. In addition, we may be subject to unused commitment fees based on a varying percentage of the amount of the total facility that is not drawn down under the Agreement on a quarterly basis. The credit facility has a maturity date of January 31, 2008.

Item 1.02 Termination of a Material Definitive Agreement

        Effective January 27, 2005, the Company terminated the Prior Agreement with Wells Fargo Bank, National Association, and the other financial institutions a party thereto, as described under Item 1.01 above, which description is incorporated by reference to this Item 1.02. The Company did not incur any material early termination penalties in connection with the termination of the Prior Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

        The description of the Agreement described above under Item 1.01 in incorporated by reference to this Item 2.03. The Company has not drawn down any amounts under this credit facility to date. Under the Prior Agreement, the Company has approximately $3.4 million in letters of credit outstanding to various vendors which will be transferred to the Agreement and governed by its terms. The Company has no payment obligations with respect to these letters of credit unless and until a beneficiary draws on a letter of credit, in which case the Company would be required to reimburse Wells Fargo Bank for the amount of the draw.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.
Date: February 2, 2005	/s/ DENNIS C. PENCE Dennis C. Pence, Chief Executive Officer

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  Item 1.01 Entry Into a Material Definitive Agreement
  Item 1.02 Termination of a Material Definitive Agreement
  Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES